News Release

Firsthand Technology Value Fund Portfolio Company
Mattson to be Acquired for $3.80 Per Share

San Jose, CA, December 2, 2015 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly traded venture capital fund that invests in technology and cleantech companies, announced today that Mattson Technology, Inc. (“Mattson”) has agreed to be acquired by Beijing E-Dragon Semiconductor Industry Investment Center (“E-Town Dragon”).

Under the terms of the definitive merger agreement that was announced late yesterday, E-Town Dragon will acquire all of the outstanding shares of Mattson for $3.80 per share in cash. The transaction is subject to approval by Mattson’s stockholders, and is expected to close in the first calendar quarter of 2016.

Mattson (NASDAQ: MTSN) is a micro-cap company in the semiconductor manufacturing equipment industry and has been a holding of the Fund since 2013. As of November 30, 2015, the Fund held 3,280,000 shares of Mattson common stock. The acquisition price of $3.80 per share, if realized, would represent a 51.3% gain for the Fund on its investment in Mattson.

About Firsthand Technology Value Fund
Firsthand Technology Value Fund, Inc. is a publicly traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies. An investment in the Fund involves substantial risks, some of which are highlighted below. Please see the Fund’s public filings for more information about fees, expenses and risk. Past investment results do not provide any assurances about future results.

News Release

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Heather Hohlowski
Firsthand Capital Management, Inc.
(408) 624-9525
vc@firsthandtvf.com